EXHIBIT 10.1

SETTLEMENT AGREEMENT

AND

PARTIAL WAIVER AND RELEASE

This SETTLEMENT AGREEMENT AND PARTIAL WAIVER AND RELEASE (this “Agreement”), dated this 10 day of June, 2015, is entered into by and among eCrypt Technologies, Inc. d/b/a Ecrypt Technologies Inc., a Colorado corporation (“Ecrypt”), and Global Capital Corporation, a Nevada corporation (“Global”).

RECITALS

WHEREAS, Ecrypt has designated and issued a total of 5,000,000 shares of Series A Convertible Preferred Stock (the “Preferred Stock”);

WHEREAS, Global currently holds 2,377,500 shares of Preferred Stock (the “Preferred Stock”);

WHEREAS, Global has total outstanding promissory notes with Ecrypt for the following original principal amounts and with following approximate dates of issuance (collectively, the “Notes”):

May 18, 2010	$215,000
April 29, 2011	$15,000
May 9, 2011	$36,000
June 24, 2011	$100,000
July 6, 2011	$40,000
August 5, 2011	$24,000
September 2, 2011	$20,000
September 30, 2011	$20,000
October 19, 2011	$25,000
December 6, 2012	$20,000
January 11, 2012	$38,000
June 27, 2013	$5,500

WHEREAS, subject to the terms and conditions set forth in this Agreement, the parties hereto desire for Global to return all of the Preferred Stock to the Company immediately for cancellation, and for the relevant parties to amend and restate the total principal and interest owed by the Company to the Parties under the Notes, all in consideration of the issuance of Ecrypt common stock to the Parties as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the covenants and partial waivers set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Issuance of Common Stock to Global. Ecrypt agrees to immediately issue (a) 21,397,500 shares of Ecrypt common stock to Global.

2. Cancellation of Preferred Stock. Global agrees to immediately return all of its shares of Preferred Stock to Ecrypt for cancellation. Global hereby agrees to surrender the stock certificate(s) representing the Preferred Stock to the Board of Directors of Ecrypt upon the execution of this Agreement duly endorsed and medallion guaranteed, and hereby agrees that the Preferred Stock shall be returned to Ecrypt’s registrar and transfer agent for cancellation.

1

3. Partial Waiver and Release of Notes. Global hereby agrees that the total principal and interest that shall be considered outstanding immediately following execution of this Agreement is $400,000 (the “Settlement Amount”), for itself and its successors, agents, affiliates, executors, beneficiaries, representatives, assigns, and all persons and entities which might claim by, through or under Global, does hereby irrevocably waive, release, remise and forever discharge Ecrypt and all of its agents, attorneys, employees, representatives, affiliates, insurers, predecessors, successors in interest and assigns, of and from any and all claims, demands, causes of action, actions, rights, damages, judgments, costs, compensation, suits, debts, dues, accounts, bonds, covenants, agreements, expenses, attorneys’ fees, damages, penalties, punitive damages and liability of any nature whatsoever, at law, in equity or otherwise, which have been asserted or could have been asserted by Global arising out of or by reason of or in connection with the Notes for any amount in excess of the Settlement Amount as of the date of this Agreement. For clarity, Ecrypt and Global agree that nothing herein shall be construed as a waiver by Global of the Settlement Amount, and that immediately following execution of this Agreement, the Settlement Amount shall be the amount of principal due to Global under the Notes, with no interest due to Global following execution hereof.

4. No Admission. Nothing in this Agreement shall be deemed or construed as an admission of liability or wrongdoing on the part of either party to this Agreement.

5. Governing Law. This Agreement shall be governed and construed under the laws of the State of Colorado.

6. Modifications; Waivers. No purported amendment or modification of this Agreement shall be effective unless it is in writing and signed by all parties hereto. No claimed waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party to be charged.

7. Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof. No representations, oral or otherwise, express or implied, other than those specifically contained in this Agreement, have been made between the parties.

8. Counterparts. This Agreement may be executed in one or more subparts or counterparts, with actual, electronic or facsimile signatures, each of which shall be deemed an original, but all of which, together, shall be deemed to constitute a single document. For all purposes in this Agreement, a facsimile or electronic signature shall be deemed as acceptable as an original signature and shall be treated as such.

9. Costs of Enforcement. If either party is required to retain legal counsel in order to enforce this Agreement, with or without the commencement of a formal legal action, such party shall be entitled to recover its attorneys’ fees and costs from the breaching party.

10. No Third-Party Beneficiaries. This Agreement is entered into by the parties for the exclusive benefit of the parties and their respective successors, assigns and affiliated persons referred to herein. Except and only to the extent provided by applicable statute, no creditor or other third party shall have any rights under this Agreement.

11. Further Acts. The parties shall promptly take such further acts and execute such other documents as shall be necessary to carry out the intent of this Agreement.

2

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

ECRYPT:

Ecrypt Technologies, Inc.

By:	/s/ Thomas A. Cellucci
Name:	Thomas A. Cellucci
Title:	Chairman & CEO

GLOBAL:

Global Capital Corporation

By:	/s/ Strato Malamas
Name:	Strato Malamas
Title:	President

3